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                                                           EXHIBIT 11

                   CENTENNIAL CELLULAR CORP. AND SUBSIDIARIES
                             EXHIBIT TO FORM 10-Q

               For the Nine Months Ended February 28, 1997 and 1996

                      COMPUTATION OF LOSS PER COMMON SHARE
                  (Amounts in thousands, except per share data)


                                                                 Nine Months Ended
                                                        -----------------------------------
                                                        February 28,           February 29,
                                                            1997                   1996
                                                        ------------           ------------
                                                                    (Unaudited)
Primary fully diluted:
Net Loss                                                $   (21,714)         $     (19,574)
Dividends payable and accretion in liquidation
  value of preferred stock                                  (11,836)               (10,085)
                                                        ------------         --------------
Loss applicable to common shares                        $   (33,550)         $     (29,659)
                                                        ------------         --------------
Average number of common shares and common
      share equivalents outstanding
         Average number of common shares
         outstanding during this period                  26,935,000             26,419,000
        Add common share equivalents - Options
         to purchase common shares - net                    232,000                562,000
                                                        ------------         --------------
Average number of common shares and common
      share equivalents outstanding                      27,167,000 (A)         26,981,000 (A)
                                                        ------------         --------------
Loss per common share                                   $     (1.24)(A)      $       (1.10)(A)
                                                        ============         ==============

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(A)  In accordance with Accounting Principles Board Opinion No. 15, the inclusioin of common share equivalents computation of earnings per share need not be considered if the reduction of earnings per share is less than 3% or the effect is anti-dilutive. Therefore, loss per common share equivalents as shown on the Consolidated Statements of Operations for the periods presented do not include certain common share equivalents as their effect is anti-dilutive. However, the consolidated financial statements for the nine month periods ended February 28, 1997 and February 29, 1996 do include the effect, on a retroactive basis, of 0 and 375,000, respectively, of option shares issued prior to the Company's initial offering.




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